Exhibit 10.5

RETAIL MONEY ORDER ISSUANCE AND MANAGEMENT AGREEMENT

By and between

INTEGRATED PAYMENT SYSTEMS INC.

and

WESTERN UNION FINANCIAL SERVICES, INC.

SCHEDULES

Schedule 2.1(A)	WU Services
Schedule 2.1(B)	Contract Schedule
Schedule 2.2	Payment for WU Services
Schedule 5.5	IPS Services
Schedule 7.4	Equipment

AGREEMENT

THIS RETAIL MONEY ORDER ISSUANCE AND MANAGEMENT AGREEMENT (this “Agreement”), dated as of August 14, 2006, by and between Western Union Financial Services, Inc., a Colorado corporation (“WU”) and Integrated Payment Systems Inc., a Delaware corporation (“IPS”).

RECITALS

WHEREAS, IPS desires to retain WU to manage IPS’ agents that currently issue and sell money orders at retail locations specified herein and to perform certain data processing and other related services (collectively the “Services”); and

WHEREAS, WU desires to perform the Services for IPS, all on the terms and conditions and for the consideration set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WU and IPS hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Account Manager” has the meaning specified in Section 2.4(a).

“Additional Term” has the meaning specified in Section 9.1(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person; provided, however, IPS and WU shall not be considered Affiliates of each other for purposes of this Agreement.

“Agreement” has the meaning specified in the Preamble.

“Business” means sale of Money Orders at locations covered by IPS Agreements.

“Business Day” means any day other than Saturday, Sunday and those legal public holidays specified in 5 U.S.C. §6103(a), as it may be amended from time to time, or any successor provision, on which banking institutions in the city of Denver, Colorado are open for business. If a payment date under this Agreement is not a Business Day, payment shall be made on the next succeeding Business Day.

“Claim Notice” has the meaning specified in Section 10.4(a).

“Closing Date” has the meaning specified in Article IV.

“COBRA” means the provisions set forth in Sections 601 to 608 of ERISA or Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning specified in Section 8.2(d).

“Contract Schedule” means Schedule 2.1 (B).

“Counterfeit Item” means a paper payment instrument that is a counterfeit of an Item and the MICR line specifications for that counterfeit item match the MICR line specifications for a Money Order.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Distant Executive” has the meaning specified in Section 11.13(b).

“Employee” has the meaning specified in Section 8.3.

“Event of Default” has the meaning specified in Section 9.3(a).

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Force Majeure” means any cause beyond the control of a party that such party is unable to overcome by the exercise of reasonable diligence, which may include fire; flood; explosion; war; strike; embargo; government regulation; civil or military authority; act of God; acts or omissions of carriers; or other similar causes.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 5.4.

“Indemnified Party” has the meaning specified in Section 10.4(a).

“Indemnifying Party” has the meaning specified in Section 10.4(a).

“Initial Term” has the meaning specified in Section 9.1(a).

“IPS” has the meaning specified in the Preamble. In addition, with respect to business conducted in Canada, the term “IPS” shall include the Integrated Payment Systems Canada Inc., a Canadian corporation, which is a wholly-owned subsidiary of Integrated Payment Systems Inc.

“IPS Agreements” means the contracts listed on Schedule 2.1 (B), including any renewals thereof, and the contracts executed pursuant to Schedule 2.1 (A), Section 1 (b) hereof.

“IPS Client” means, in the case of each IPS Agreement, the party other than IPS and WU to such IPS Agreement.

“IPS Group Member” means IPS and its Affiliates and their respective successors and assigns.

“Issue Statements” has the meaning specified in Section 11.13(a).

“Item” means a Money Order.

“Legal Requirements” means all federal, state and local laws, regulations and judicial and administrative decisions and interpretations applicable to the Business.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Money Order” means a paper payment instrument that is named and denominated as a money order and that is sold pursuant to an IPS Agreement to a purchaser for the purpose of the purchaser’s effecting a payment to a third party. The term “Money Order” also includes a paper payment instrument that is issued directly by IPS, provided that the issuance of such instrument falls within one of the product codes listed on Schedule 2.1 (B). The term “Money Order” also includes refund checks issued by WU for IPS as further described on Schedule 2.1 (A).

“Notice of Default” has the meaning specified in Section 9.3(b).

“Party” means IPS or WU.

“Patent License” has the meaning specified in Section 8.6.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“POS Equipment” has the meaning specified in Section 7.4.

“Service Fees” has the meaning specified in Section 2.2(a).

“Senior Executives” has the meaning specified in Section 11.13(a).

“Tax” (and with correlative meaning, “Taxes”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental (including taxes under Code Section 59A) tax, or any other tax custom, duty or other like assessment or charge of any kind whatsoever, together with any interest or any penalty; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing arrangement or Tax indemnity arrangement.

“Term” has the meaning specified in Section 9.1(b).

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, practices, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information.

“Transaction Tax” has the meaning specified in Section 8.1.

“User Manual has the meaning specified in Schedule 5.5.

“WU” has the meaning specified in the Preamble. In addition, with respect to business conducted in Canada, the term “WU” shall include the Western Union Financial Services (Canada), Inc., an Ontario corporation, which is a wholly-owned subsidiary of Western Union Financial Services, Inc.

“WU Agreement” has the meaning specified in Section 7.3.

“WU Group Member” means WU and its Affiliates and their respective successors and assigns.

“WU Services” has the meaning specified in Section 2.1(a).

“WU Statement” has the meaning specified in Section 2.2 (b).

“WU Service Location” means 12500 East Belford Avenue, Englewood, Colorado 80112, or as otherwise permitted in accordance with Section 2.6.

1.2. Interpretation. (a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words in the plural include the singular;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any gender includes the other gender;

(iv) the word “including” means “including but not limited to” or “including without limitation”;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) reference to any statute means such statute (including all rules and regulations promulgated thereunder) as amended from time to time and includes any successor legislation thereto;

(ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x) in the event of any conflict between the provisions of the body of this Agreement and the Exhibits or Schedules hereto, the provisions of the body of this Agreement shall control; and

(xi) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

(b) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof. Subject to Section 11.10, this Agreement shall be interpreted and construed to the maximum extent possible so as to uphold the enforceability of each of the terms and provisions hereof, it being understood and acknowledged that this Agreement was entered into by the Parties after substantial negotiations and with full awareness by the Parties of the terms and provisions hereof and the consequences thereof.

ARTICLE II

SERVICES

2.1. WU Services. (a) Subject to the terms and conditions stated herein, commencing on the Closing Date and continuing throughout the Term, WU shall provide (or cause one of its Affiliates to provide) the services set forth on Schedule 2.1(A) (collectively, the “WU Services”), in accordance with the procedures and standards set forth on Schedule 2.1(A) and in the User Manuals, for each Money Order issued during the Term hereof.

(b) In the event that WU wishes to designate a WU Affiliate or a third party to perform any of the WU Services, WU shall be permitted to do so so long as the transferred WU Services are performed in compliance with this Agreement. WU shall remain responsible and liable for all WU Services provided hereunder, whether performed by WU, by a WU Affiliate or by a third party.

(c) Except as expressly provided herein, no interest whatsoever in any IPS Agreement is or will be transferred to WU under this Agreement. All payments to be made to IPS under the IPS Agreements, whether by IPS Clients or otherwise, shall continue to be for the account of IPS, and the only remuneration of, or financial benefit to WU with respect to the IPS Agreements shall be the fees for the WU Services as set forth on Schedule 2.2.

(d) In performing the WU Services, WU may make no use of the names or trademarks of IPS or any of its Affiliates, except as is essential in order to perform the WU Services in accordance with Schedule 2.1(A).

2.2. Payment for WU Services. In consideration for providing the WU Services to IPS, IPS shall pay WU the fees (the “Service Fees”) set forth on Schedule 2.2.

2.3. Quality of WU Services. (a) WU shall provide the WU Services to IPS in accordance with the User Manuals, in substantially the same manner as WU performs such aspect for itself and in compliance with all Legal Requirements applicable to the Business and to WU as the provider of the WU Services.

(b) The data and information submitted by WU to IPS shall be accurate and complete, and WU shall be responsible for any errors in and with respect to the data and information submitted to IPS; provided, however, WU shall not be responsible for, and shall not be required to indemnify IPS with respect to, incomplete, inaccurate or erroneous data or information to the extent such inaccuracy, incompleteness or error results from any inaccuracy, incompleteness or error in the data received by WU from IPS. To the extent WU is responsible for the inaccuracy, incompleteness or error, WU shall promptly correct such errors or inaccuracies in the data or information prepared by WU and submitted to IPS, but such correction shall not limit WU’s indemnification obligations under Article X.

(c) WU shall provide access to the WU Service Locations to such auditors, internal and external, and inspectors as IPS or any regulatory authority may designate. Audits by regulatory authorities will occur on such occasions as the regulatory authority requires and with such notice as the regulatory authority permits. Such auditors and inspectors will be required to sign appropriate confidentiality agreements and will be escorted by WU personnel while performing any audits or inspections (to the extent permitted by the regulatory authority, in the case of audits required by regulatory authorities). All audits or inspections of the WU Service Locations and the WU Services that are required by IPS or by a regulatory authority having jurisdiction over IPS will be at the expense of IPS. WU shall provide such auditors and inspectors any assistance that they may reasonably require. IPS shall not be required to reimburse WU for the costs or time of the WU employees providing such assistance or related overhead. If any audit by an auditor designated by IPS or a regulatory authority having jurisdiction over IPS or WU results in WU being notified that it is not in compliance with any relevant and generally accepted accounting principle or other audit requirement relating to the WU Services, then:

(i) if the non-compliance was in existence prior to the date of this Agreement, WU will make such change at WU’s own expense; or

(ii) if the non-compliance arose after the date of this Agreement and the change is requested by IPS in order to comply with its auditors or regulators, WU shall make the change at IPS’ expense and any incremental recurring costs related to such change shall be at IPS’ expense; provided, however, that if WU would otherwise be required to make such change if it were the issuer of Money Orders hereunder, WU shall make the change at its own expense and WU shall bear any incremental recurring costs related to such change.

In the event of a dispute between WU and IPS relating to a notification of non-compliance received by WU from an auditor or regulatory authority, WU and IPS shall resolve such dispute in accordance with the procedures described in Section 11.13.

2.4. WU Personnel. WU shall designate an individual who shall be responsible for implementing the WU Services (“Account Manager”).

2.5. Location of WU Services. The WU Services shall be performed by WU at the WU Service Locations. WU may change any WU Service Location to a location where WU performs the same services for a majority of money orders processed by WU (including, but not limited to, Items). If a location is to be changed, WU will provide IPS thirty (30) calendar days’ prior notice. If required by law or IPS’ regulators, WU must obtain IPS’ prior written consent to change any WU Service location, which consent will not be unreasonably withheld.

2.6. Safety and Security Standards. As part of the WU Services, WU shall maintain and enforce at the WU Service Locations such safety and security procedures as are required to meet the applicable regulatory standards. The safety and security procedures shall protect the data and information of IPS and its customers from unauthorized access. In the event WU suffers a data security breach with respect to any of IPS’ data, WU shall promptly notify IPS of such event.

2.7. Effect of Non-Performance of Either Party. In the event that either Party fails to timely perform any task assigned to it pursuant to this Agreement, the other Party shall be excused from performing any subsequent task therein that is dependent upon, and cannot be performed in the ordinary course of the provision of the WU Services without, the performance of the non-performed task, until the non-performed task is performed, and the time period for performing such subsequent task shall commence only when the non-performed task is completed in accordance therewith. The excuse from performance provided in this Section 2.7 does not limit any remedy otherwise available to the Party so excused, including the right of the Party so excused to perform the non-performed task if practicable.

ARTICLE III

MANAGEMENT OF THE IPS CLIENTS

3.1 IPS Agreements. Certain provisions relating to IPS Agreements are set forth in Schedule 2.1 (A).

3.2 Limitations on WU’s Obligations. Certain limitations on WU’s obligations as manager of the Business are set forth in Schedule 2.1 (A).

ARTICLE IV

CLOSING

The closing shall occur by mutual agreement of the Parties as evidenced by the execution of a certificate specifying the date of the closing (sometimes referred to herein as the “Closing Date”) by each of the Parties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF IPS

As an inducement to WU to enter into this Agreement and to consummate the transactions contemplated hereby, IPS represents and warrants to WU and agrees as follows:

5.1. Organization of IPS. IPS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IPS has full corporate power and authority to own, operate and use the assets used in connection with the Business and to carry on the Business as now conducted.

5.2. Authority of IPS. IPS has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by IPS have been duly authorized and approved by IPS and do not require any further authorization or consent of IPS or its stockholder. This Agreement has been duly executed and delivered by IPS and is the legal, valid and binding obligation of IPS enforceable in accordance with its terms.

5.3. Contract Schedule. The IPS Agreements referenced on the Contract Schedule are all of the agreements, contracts or understandings that have been entered into by IPS and are currently in force with sellers of Money Orders or pursuant to which Money Orders are sold.

5.4 Governmental Permits. IPS owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle it to own or lease, operate and use the assets used in connection with the Business and to carry on and conduct the Business substantially as currently conducted (collectively, the “Governmental Permits”), except for such Governmental Permits as to which the failure to so own, hold or possess would not have a material adverse effect on the Business.

5.5 Capacity. IPS has, and will maintain throughout the Term, the operational capacity and resources necessary to perform the services as set forth on Schedule 5.5.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF WU

As an inducement to IPS to enter into this Agreement and to consummate the transactions contemplated hereby, WU hereby represents and warrants to IPS and agrees as follows:

6.1. Organization of WU. WU is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. WU has full corporate power and authority to provide the WU Services and to own, operate and use its properties and assets and to carry on its business as now conducted.

6.2. Authority of WU. WU has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by WU have been duly authorized and approved by WU and do not require any further authorization or consent of WU or its stockholder. This Agreement has been duly executed and delivered by WU and is the legal, valid and binding agreement of WU enforceable in accordance with its terms.

6.3. Capacity and Governmental Permits. WU has, and will maintain throughout the Term, the operational capacity and resources necessary to perform the WU Services in accordance with this Agreement. WU owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Bodies that are necessary for it to perform the WU Services in accordance with this Agreement.

ARTICLE VII

CERTAIN CONTRACT AND TRANSITION RELATED PROVISIONS

7.1 Contract Provisions. Certain provisions relating to agreements with selling agents are set forth in Schedule 2.1 (A).

7.2 Termination of Certain IPS Contractual Provisions. Certain provisions relating to agreements with IPS Clients are set forth in Schedule 2.1 (A).

7.3 Transition Efforts. (a) If WU decides to issue WU branded money orders under its own licenses or to issue money orders under another third party’s licenses, IPS agrees that it will, in good faith, negotiate with WU a transition services agreement to provide WU with the types of services that IPS is providing under this Agreement as listed in Schedule 5.5 for a reasonable period of time in order to allow WU to make a smooth transition to the sale of such other money order service.

(b) After the third anniversary of the Closing Date, IPS shall have the right to require WU to agree to either (i) issue Money Orders under its own licenses (or make arrangements with another third party to issue Money Orders) and perform the obligations of the issuer of Money Orders under any IPS Agreements after the last day of the Initial Term; or (ii) cease entering into IPS Agreements that extend beyond the last day of the Initial Term.

7.4 Equipment. Point of Sale equipment, software and other equipment used in connection with the Business (collectively, all such items are referred to herein as “POS Equipment”) shall be maintained by WU. POS Equipment shall be provided to WU and the IPS Client in accordance with Schedule 7.4.

7.5 Abandoned Property Software, Documentation and System. The abandoned property software, documentation and system utilized in the Business shall be provided to WU in accordance with Schedule 5.5.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Taxes. For purposes of this Section 8.1, “Transaction Tax” shall mean any federal, state or local gross receipts, sales or use tax or other like assessment or charge. The recipient of any services rendered pursuant to this Agreement shall be responsible for any Transaction Taxes levied or imposed on the provision of such services.

8.2. Proprietary and Confidential Information. (a) Except as specifically provided in this Agreement, neither Party shall use or disclose to any third party any Confidential Information of the other Party; provided, however, that information shall not be regarded as

Confidential Information if it (i) is or becomes generally available to the public other than as a result of a disclosure by one of the Parties or any of its Affiliates, as the case may be; (ii) is or becomes known or available to one of the Parties or its respective Affiliates, as the case may be, on a non-confidential basis from a source who, insofar as is known to such Party, is not prohibited from transmitting the information to such Party or its Affiliates by a contractual, legal or fiduciary obligation; or (iii) is or was developed by a Party or any of its Affiliates without the use of any Confidential Information from the other Party or any of its Affiliates. All Confidential Information shall be held in confidence by the Parties to the same extent and in at least the same manner as the Parties protect their own confidential or proprietary information.

(b) Each Party shall be permitted to disclose relevant aspects of the other Party’s Confidential Information to its officers, agents and employees and to the officers, agents and employees of its Affiliates to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided, that such Party shall take all reasonable measures to ensure that Confidential Information of the other Party is not disclosed or duplicated in contravention of this Agreement by such officers, agents and employees. In addition, WU may use IPS’ Confidential Information regarding IPS Clients for the purposes contemplated by Schedule 2.1 (A), Section 1 (b); provided, that such use is not in contravention of any agreement between IPS and the applicable IPS Client or such use is not prohibited by law.

(c) The obligations in this Section 8.2 shall not restrict any disclosure by either Party pursuant to any applicable law or by order of any court or government agency (provided that the disclosing Party shall give prompt notice to the non-disclosing Party of such order).

(d) As used in this Agreement, the term “Confidential Information” shall mean (i) with respect to IPS, all information, data and materials relating to the customers, business and affairs of IPS provided to, disclosed or received by WU from any source in connection with this Agreement or WU’s performance of the WU Services, including any Trade Secrets and the terms of any IPS Agreement, (ii) with respect to WU, all information, data and materials relating to the customers, business and affairs of WU provided to, disclosed or received by IPS from any source in connection with this Agreement, including any Trade Secrets and the terms of any WU Agreement and (iii) the terms of this Agreement.

(e) Notwithstanding the foregoing, WU shall be entitled to use Confidential Information of IPS after the termination of this Agreement to the extent use of such information is necessary in connection with its continuation of the Business after the termination of this Agreement.

8.3. Employees and Employee Benefit Plans. (a) Other than as WU may otherwise agree in its discretion by separate agreement in connection with its spin off from First Data Corp., no person who is or who has been an employee of IPS (an “Employee”) shall transfer employment to WU or any of its Affiliates in connection with WU’s provision of WU Services pursuant to this Agreement. Nothing contained in this Agreement shall obligate WU to employ any persons who are or who have been Employees. IPS shall retain the sole responsibility, in connection with the Employees’ employment by IPS and its Affiliates, for all matters relating to the maintenance of personnel and payroll records, the withholding and payment of federal, state and local income and payroll Taxes, the payment of workers’ compensation and unemployment compensation insurance, salaries, wages and pension, welfare and other fringe benefits, including any severance and/or pay-out of accrued vacation pay which may be triggered as a result of any termination of employment (including all severance and vacation pay liabilities incurred on or prior to the Closing Date) and the conduct of all other matters relating to labor relations, including compliance with IPS’ obligations under any applicable collective bargaining agreements and all negotiations and communications with any union. IPS shall retain liability for compliance with all applicable labor and employment laws relating to the Employees in connection with their employment by IPS or any of its Affiliates. IPS shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims with respect to any Employee in connection with the Employee’s employment by IPS or its Affiliates.

(b) IPS shall retain all liabilities under its employee benefits plans, programs, agreements and arrangements, in connection with each Employee’s employment by IPS and its Affiliates, including (a) any liabilities relating to any noncompliance with applicable laws, including COBRA, and (b) any liabilities which arise as a result of IPS’ joint and several liability through its relationship with an Affiliate. IPS shall be solely responsible to provide continuation coverage under COBRA and other any applicable law to any Employee or beneficiary of any Employee who is entitled to such continuation coverage in connection with the Employee’s employment by IPS and its Affiliates.

8.4. Insurance. During the Term, WU shall maintain the adequate and customary insurance coverages for the conduct of the Business. WU shall add IPS to the Commercial General Liability policy as an additional insured. WU shall provide IPS with a certificate of such coverage prior to the date of this Agreement. WU shall provide to IPS at least thirty (30) days prior written notice of any cancellation, modification or alteration affecting the coverage.

8.5. Independent Contractor Status. Nothing in this Agreement shall be deemed to create a partnership, joint venture or agency relationship between the Parties. WU shall render and perform the WU Services as an independent contractor in accordance with its own standards, subject to its compliance with the provisions of this Agreement and with all applicable laws, ordinances and regulations.

8.6. License to Use IPS Patent License. As further described in Schedule 2.1 (A), IPS has granted WU a license to use an IPS patent license.

8.7. Legal Requirements. During the Term, (i) IPS agrees to conduct the Business in compliance with the Legal Requirements (but such agreement shall not limit WU’s obligation to perform the WU Services in accordance herewith), and (ii) WU agrees to perform the WU Services in compliance with all Legal Requirements applicable to the Business and to WU as the provider of the WU Services.

ARTICLE IX

TERM AND TERMINATION

9.1. Term. (a) Subject to any early termination provided for in this Agreement, the term of the provision of WU Services under this Agreement begin on the effective date hereof and shall continue for a period of 5 years (the “Initial Term”).

(b) At any time after the first anniversary of the Closing Date, WU may request any extension of this Agreement for an additional term. If the parties are able to mutually agree to the terms of such extension (including without limitation, the length of the extension and pricing), the provision of WU Services under this Agreement may be extended for an additional term (the “Additional Term” and, together with the Initial Term, the “Term”).

(c) The provisions related to IPS’ payment for WU Services shall survive the termination of this Agreement and IPS shall continue to pay WU for the WU Services until all Money Orders have either been paid or escheated. In the event a Money Order is not subject to escheatment, the provisions related to IPS’ payment for WU Services with respect to such Money Order shall survive the termination of this Agreement and IPS shall continue to pay WU for the WU Services until such Money Order is either paid or, if not paid, until seven years after the date of issuance of such Money Order.

(d) If on the last day of the Initial Term, IPS continues to have obligations under the IPS Agreements that have not been assumed by WU, then IPS and WU agree to extend the term of this Agreement until all such obligations have been satisfied; provided, however, that during such extended Term, WU shall not be authorized to further extend the term of any IPS Agreement without the written consent of IPS.

9.2. Termination. The provision of WU Services under this Agreement may be terminated pursuant to Section 9.3 or at any time by the mutual written consent of WU and IPS.

9.3. Events of Default. (a) The occurrence of any of the following events (each, an “Event of Default”) shall constitute an Event of Default under this Agreement:

(i) Payment of Obligations under this Agreement. The failure by either Party to make any payment to the other when such payment is due and owing pursuant to the terms and conditions of this Agreement.

(ii) Failure to Perform. The failure of either Party to perform any material term, covenant, or agreement contained in this Agreement.

(iii) Breach of Representation or Warranty. Any representation or warranty of either Party made in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made.

(iv) Insolvency, Bankruptcy, Etc.

(A) If either Party shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay or shall generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Party or of any substantial part of the assets of such Party or shall commence any case or other proceeding relating to such Party under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or any such petition or application shall be filed or any such case or other proceeding shall be commenced against such Party and such Party shall indicate its approval thereof, consent thereto, or acquiescence therein.

(B) If a decree or order shall be entered appointing any such trustee, custodian, liquidator or receiver, or adjudicating either Party bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief shall be entered in respect of such Party in an involuntary case under Federal bankruptcy laws as now or hereafter in effect.

(b) If any Event of Default shall have occurred, the non-defaulting Party shall notify the defaulting Party in writing (the “Notice of Default”) of such Event of Default. If such Event of Default has not been cured or waived in writing within thirty (30) calendar days of the date of the Notice of Default, the non-defaulting Party may, in its discretion, immediately terminate the provision of WU Services under this Agreement; provided, however, that if the Event of Default is a payment default pursuant to Section 9.3(a)(i), the period for curing such default shall be reduced to ten (10) calendar days. The foregoing right to terminate is not intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

9.4. Effect of Termination. Except as expressly provided herein, the termination of the provision of WU Services under this Agreement shall not affect any other provisions of this Agreement. Termination of the provision of WU Services under this Agreement shall not limit either Party’s obligations for breach of this Agreement prior to termination or for the payment of amounts due that were incurred prior to such termination.

ARTICLE X

INDEMNIFICATION AND LIMITATION ON LIABILITY

10.1. Indemnification by IPS. (a) IPS agrees to indemnify and hold harmless each WU Group Member from and against any and all Losses and Expenses incurred by such WU Group Member in connection with or arising from:

(i) any breach by IPS of any of its covenants in this Agreement;

(ii) any failure of IPS to perform any of its obligations in this Agreement;

(iii) any breach of any warranty or the inaccuracy of any representation of IPS contained or referred to in this Agreement; or

(iv) the grossly negligent, intentionally wrongful or fraudulent acts of IPS or its employees, agents or representatives.

(b) Limitation on Indemnification by IPS. Subject to Section 10.4(b), the indemnification by IPS provided for in Section 10.1(a) shall terminate one (1) year after the expiration of the Initial Term (and no claims shall be made by a WU Group Member thereafter); provided, however, indemnification by IPS shall continue as to:

(i) the covenants of IPS set forth in Sections 8.1, 8.2 and 8.3, as to all of which no time limitation shall apply;

(ii) any Losses or Expenses of which any WU Group Member has notified IPS in accordance with the requirements of Section 10.4 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1(b), as to which the obligation of IPS shall continue until the liability of IPS shall have been determined pursuant to this Article X, and IPS shall have reimbursed all WU Group Members for the full amount of such Losses and Expenses for which IPS is liable in accordance with this Article X;

(iii) claims relating to or arising out of the WU Services provided in the Additional Term or during the term of any extension of the term of this Agreement pursuant to Section 9.1 (d); provided, however, that the indemnification provided for in this subsection (iii) shall terminate one (1) year after the expiration of the Additional Term or the expiration of the term of any extension of the term of this Agreement pursuant to Section 9.1 (d), as the case may be;

(iv) claims relating to or arising out of the failure of IPS to pay WU for the WU Services; and

(v) claims related to payment for WU Services as set forth in Section 9.1.

IPS’ indemnification obligations provided for in this Agreement shall be further limited as follows:

(A) No Consequential Damages. In no event shall IPS or any of its Affiliates be liable for any consequential damages under or in connection with this Agreement, which are hereby excluded by agreement of the Parties regardless of whether IPS or any of its Affiliates has been advised, or could have foreseen, of the possibility of such damages; provided, however, that the foregoing exclusion shall not apply to (1) consequential damages incurred by any WU Group Member as a result of the violation by IPS of the covenants in Section 8.2, or (2) in the case of consequential damages recovered from a WU Group Member by a third party. The foregoing represents an express allocation of risk between the Parties.

(B) Notwithstanding anything in this Agreement to the contrary, IPS shall in no event be liable or responsible for its failure to carry out any of its obligations under this Agreement, if and to the extent such failure is caused by Force Majeure. If performance by IPS is delayed by more than thirty (30) days by Force Majeure, WU may terminate this Agreement by notice to IPS which termination right, if exercised by WU, shall be WU’s sole remedy for IPS’ failure to provide IPS Services by reason of any Force Majeure. Notwithstanding anything in this paragraph, nothing shall limit any claims by WU unrelated to the Force Majeure event.

(C) Disclaimer of Warranties. Except as expressly set forth in this Agreement, IPS does not make any representation or warranty whatsoever, express or implied, including, but not limited to, any representation or warranty as to IPS Services (including with respect to the nature, quantity or quality thereof) to be provided hereunder.

(D) Notwithstanding anything contained in this Agreement to the contrary, IPS’ aggregate liability for indemnification pursuant to this Section 10.1 shall in no event exceed $5 million.

10.2. Indemnification by WU. (a) WU agrees to indemnify and hold harmless each IPS Group Member from and against any and all Losses and Expenses incurred by such IPS Group Member in connection with or arising from:

(i) any breach by WU of any of its covenants or agreements in this Agreement;

(ii) any failure by WU to perform any of its obligations in this Agreement including its obligations to perform the WU Services in accordance with Schedule 2.1(A);

(iii) any breach of any warranty or the inaccuracy of any representation of WU contained or referred to in this Agreement;

(iv) the grossly negligent, intentionally wrongful or fraudulent acts of WU or its employees, agents or representatives;

(v) any Counterfeit Item that is presented to IPS for payment during the Term with respect to which action was required to be taken by WU pursuant to Schedule 2.1(A) and WU failed to take such action; or

(vi) any acts of IPS Clients.

(b) Limitation on Indemnification by WU. Subject to Section 10.4(b), the indemnification by WU provided for in Section 10.2(a) shall terminate one (1) year after the expiration of the Initial Term (and no claims shall be made by an IPS Group Member thereafter), provided, however, indemnification by WU shall continue as to:

(i) the covenants of WU set forth in Sections 8.1, 8.2, and 8.3, as to all of which no time limitation shall apply;

(ii) any Losses or Expenses of which IPS has notified WU in accordance with the requirements of Section 10.4 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2(b), as to which the obligation of WU shall continue until the liability of WU shall have been determined pursuant to this Article X, and WU shall have reimbursed all IPS Group Members for the full amount of such Losses and Expenses for which WU is liable in accordance with this Article X; and

(iii) claims relating to or arising out of the WU Services provided in the Additional Term or during the term of any extension of the term of this Agreement pursuant to Section 9.1 (d); provided, however, that the indemnification provided for in this subsection (iii) shall terminate one (1) year after the expiration of the Additional Term or the expiration of the term of any extension of the term of this Agreement pursuant to Section 9.1 (d), as the case may be.

WU’s indemnification obligations provided for in this Agreement shall be further limited as follows:

(A) Notwithstanding anything in this Agreement to the contrary, WU shall in no event be liable or responsible for its failure to carry out any of its obligations under this Agreement, if and to the extent such failure is caused by Force Majeure. If performance by WU is delayed by more than thirty (30) days by Force Majeure, IPS may terminate this Agreement by notice to WU, which termination right, if exercised by IPS, shall be IPS’ sole remedy for WU’s failure to provide WU Services by reason of any Force Majeure. Notwithstanding anything in this paragraph, nothing shall limit any claims by IPS unrelated to the Force Majeure event.

(B) Disclaimer of Warranties. Except as expressly set forth in this Agreement, WU does not make any representation or warranty whatsoever, express or implied, including, but not limited to, any representation or warranty as to WU Services (including with respect to the nature, quantity or quality thereof) to be provided hereunder.

(C) No Consequential Damages. In no event shall WU or any of its Affiliates be liable for any consequential damages under or in connection with this Agreement, which are hereby excluded by agreement of the Parties regardless of whether WU or any of its Affiliates has been advised, or could have foreseen, of the possibility of such damages; provided, however, that the foregoing exclusion shall not apply (1) to consequential damages incurred by any IPS Group Member as a result of violations by WU of the covenants in Section 8.2, or (2) in the case of consequential damages recovered from an IPS Group Member by a third party. The foregoing represents an express allocation of risk between the Parties.

(D) Counterfeit Items. In the case of any Counterfeit Item which is presented to IPS for payment during the Term with respect to which either no action was required to be taken by WU pursuant to Schedule 2.1(A) or all action that was required to be taken by WU pursuant to Schedule 2.1(A) was taken, WU will have no obligation to indemnify and hold harmless each IPS Group Member and any and all Losses and Expenses incurred in connection with or arising from such Counterfeit Item shall be the sole responsibility of IPS.

(E) Notwithstanding anything contained in this Agreement to the contrary and except for the indemnification obligations of WU set forth in Section 10.2(a)(v), WU’s annual aggregate liability for indemnification pursuant to this Section 10.2 shall in no event exceed $5 million, provided, however, that such limit shall not apply to:

(i) Losses and Expenses related to a failure of either WU or an IPS Client to remit proceeds from the sale of Money Orders to IPS.

(ii) Losses and Expenses caused by WU’s failure to instruct IPS to return, by the applicable deadline specified in the User Manuals, a Counterfeit Item when such failure to make a timely return was not caused by IPS’s failure to follow the procedure set in the User Manuals;

(iii) Losses and Expenses caused by WU’s failure to instruct IPS to return (including all such failures caused by IPS’s failure to enter stop payment orders in accordance with User Manuals), by the applicable deadline specified in the User Manuals, an Item on which a stop payment has been requested in accordance the procedure set forth in the User Manuals, when such failure to make a timely return was not caused by IPS’s failure to follow the procedure set forth in the User Manuals;

(iv) Losses and Expenses caused by WU’s failure to instruct IPS to return, by the applicable deadline specified in the User Manuals, a payment instrument that does not bear a serial number assigned to an IPS Client or does bear a serial number assigned to an IPS Client but its face amount does not correspond to the issue amount reported by the IPS Client when such failure to make a timely return was not caused by IPS’s failure to follow the procedure set forth on in the User Manuals; or

(v) Losses and Expenses caused by WU’s failure to instruct IPS to return, by the applicable deadline specified in the User Manuals, a payment instrument or Item that bears the same valid serial number and face amount as an Item (or Counterfeit Item) previously paid when such failure to make a timely return was not caused by IPS’s failure to follow the procedure set forth in the User Manuals.

(vi) Regulatory fines, assessment and penalties arising from WU’s non-compliance with the terms and conditions of this Agreement.

For purposes of subparagraphs (i) through (iv) above, the terms “Losses and Expenses” shall not include losses or expenses incurred by IPS that are related to adjustments to the average investable balance of an IPS Client that will be required when the items described above are properly recorded or adjusted as the case may be.

(c) In the event that IPS makes a claim against WU for indemnification under this Agreement, IPS shall assist and cooperate fully with WU, in all such lawful manners as WU shall request, in asserting in the name of WU any claims or rights against any third party or any defenses to claims asserted by third parties that IPS may have, or have the right to assert, including, without limitation, any rights under any agreement with IPS’ depository banks, the IPS Clients or other third party, by law or in equity. Such assistance and cooperation shall include, but not be limited to, the assignment of claims, rights or defenses held by IPS, but excludes the right to assert or defend any action in the name of IPS. As part of such assistance, IPS will make available IPS employees knowledgeable with respect to such claim or defense. WU shall bear any material costs and expenses incurred by IPS to third parties, such as IPS’ out-of-pocket costs and outside attorneys’ fees, in providing such assistance and cooperation, but WU shall not be required to reimburse IPS for the costs or time of IPS employees or related overhead. Upon reasonable request, WU shall provide IPS with non-confidential information regarding the status of any such actions.

(d) In the event that WU is required by law, regulation or court order to bring a formal legal action against an IPS Client, an IPS depository bank or other third party, under IPS’ name (whether as a claimant or co-claimant), then WU and IPS shall utilize the following procedures:

(A) WU will notify IPS of its intent to bring a formal legal action against the third party, and will include in such notification a copy of the law, regulation, court order or written opinion of outside counsel on letterhead, demonstrating that IPS is a necessary party to the legal proceedings contemplated.

(B) IPS shall determine within ten (10) Business Days of the receipt of the notice and documentation whether it will permit WU to proceed in IPS’ name. If IPS will permit WU to proceed in IPS’ name, WU shall proceed with the proposed formal legal action and/or any other action WU has the right to pursue pursuant to Section 10.2(c). If IPS will not permit WU to proceed in IPS’ name, (1) IPS shall promptly reimburse WU for the amount of the claim that is attributable to the actions or failures of the third party (and that WU has previously paid to IPS), and (2) IPS shall have no further right to seek indemnification from WU for such that portion of such claim under this Agreement. In the event IPS and WU do not agree as to the amount of the claim attributable to the actions or failures of the third party, such dispute will be resolved in accordance with Section 11.13.

(C) In the event any formal proceedings are commenced hereunder under IPS’ name, WU will update IPS regularly on the status of such proceedings and provide information as reasonably requested by IPS regarding such proceedings.

10.3. Specific Performance. (a) In the event IPS or any of its Affiliates violates any of its obligations under Section 8.2, WU may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. IPS acknowledges that a violation of Section 8.2 may cause WU irreparable harm which may not be adequately compensated for by money damages. IPS therefore agrees that in the event of any actual or threatened violation of Section 8.2, WU shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against IPS or such Affiliate of IPS to prevent any violations of Section 8.2, without the necessity of posting a bond.

(b) In the event WU or any of its Affiliates violates any of its obligations under Section 8.2, IPS may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. WU acknowledges that a violation of Section 8.2 may cause IPS irreparable harm which may not be adequately compensated for by money damages. WU therefore agrees that in the event of any actual or threatened violation of Section 8.2, IPS shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against WU or such Affiliate of WU to prevent any violations of Section 8.2, without the necessity of posting a bond.

(c) The prevailing Party in any action commenced under this Section 10.3 shall also be entitled to receive reasonable attorneys’ fees and court costs.

10.4. Notice of Claims.

(a) General Procedures. The following procedures shall apply to any claim for indemnification under this Agreement:

(i) Any Person (the “Indemnified Party”) seeking indemnification hereunder shall give to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(ii) In calculating any Losses or Expenses (i) there shall be deducted (x) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer) and (y) the amount of any Tax benefit to the Indemnified Party (or any of its Affiliates) with respect to such Losses or Expenses (after giving effect to the tax effect of receipt of the indemnification payments), and (ii) there shall be added the amount of any Tax detriment to the Indemnified Party (or any of its Affiliates) with respect to such Losses or Expenses (after giving effect to the tax effect of receipt of the indemnification payments).

(iii) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) pursuant to Section 11.13; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

(b) Limitation on Notice Period Relating to WU Services. No cause of action, dispute or claim for indemnification relating to the WU Services may be asserted or made against any Party on a date later than: (i) two (2) years after the date in which facts giving rise to such cause of action, dispute or claim are discovered or, with the exercise of due diligence, should reasonably have been discovered, or if such event for which indemnification is claimed is an action or proceeding brought against the Indemnified Party, the end of the related notification period provided in Section 10.4(a) or (ii) one year after the earlier of the termination of the provision of WU Services under this Agreement or the expiration of the Additional Term.

10.5. Third Person Claims. The following procedures shall apply to any claim for indemnification under this Agreement:

(a) Subject to Section 10.5(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder, and in any such case the Indemnifying Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnifying Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnifying

Party (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnifying Party shall fail, within fourteen (14) days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnifying Party has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(b) If any third Person claim, action or suit against any Indemnified Party is solely for money damages, then the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder if the Indemnifying Party has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnifying Party has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnifying Party has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

ARTICLE XI

GENERAL PROVISIONS

11.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

11.2. No Public Announcement. Neither WU nor IPS shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law or the rules of any stock exchange, in which case the other Party shall be advised and the Parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.

11.3. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile, when confirmation of transmission is received, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after mailing, or (iv) if sent by reputable overnight courier services, when received, and shall be addressed as follows:

If to WU, to:

Western Union Financial Services, Inc.

12510 East Belford Avenue

Englewood, Colorado 80112

Telephone: (720) 332-3190

Facsimile: (720) 332-0501

Attention: General Manager- Retail Money Order

with a copy to:

General Counsel

If to IPS, to:

Integrated Payment Systems Inc.

12500 East Belford Avenue, Mail Stop M18U

Englewood, Colorado 80112

Telephone: (720) 332-3101

Facsimile: (720) 332-0096

Attention: President

with a copy to:

General Counsel

or to such other address as such Party may indicate by a notice delivered to the other Party.

11.4. Successors and Assigns; Third Party Beneficiaries. (a) The rights and obligations of either Party under this Agreement shall not be assigned by such Party without the written consent of the other Party.

(b) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except for Article X, which is intended to benefit, and to be enforceable by, the parties specified therein, nothing in this

Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and their respective successors and assigns permitted by this Section 11.4 any right, remedy or claim under or by reason of this Agreement.

11.5. Access to Records after Closing Date. For a period of eight (8) years after the expiration or termination of the Term or the expiration of the term of any extension of the term of this Agreement pursuant to Section 9.1 (c) or Section 9.1(d), as applicable, each Party and its representatives shall have reasonable access to all of the books and records related to this Agreement to the extent necessary for such Party to meet its regulatory and contractual responsibilities. Such access shall be afforded to such Party and its Affiliates upon receipt of reasonable advance notice and during normal business hours. The requesting Party shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 11.5 in seeking access to books and records in the control of the other Party. The non-requesting Party shall be solely responsible for any costs and expenses incurred by it in complying with this Section 11.5. If either Party or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such eight-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at the non-disposing Party’s expense, to segregate and remove such books and records as the non-disposing Party may select.

11.6. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between the Parties. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

11.7. Interpretation. Article titles and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.8. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement only if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.9. Expenses. Each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

11.10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

11.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed and delivered to each of the Parties.

11.12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (without regard to the conflicts of law provisions) of the State of New York.

11.13. Dispute Resolution. IPS and WU agree to utilize the following procedures to resolve any disputes between them that arise under this Agreement (other than those governed by Section 10.2(d)):

(a) Level One. If IPS identifies an issue, or issues, that requires resolution, it will give the Account Manager written notice thereof; and if WU identifies an issue, or issues, that require resolution, it will give IPS written notice thereof. The Account Manager and an IPS designee will then negotiate in good faith on a regular basis to resolve the issue(s) as expeditiously as feasible. If they are unable to resolve the issue(s) within ten (10) Business Days of such notice, either may state in writing to the other that they will not be able to resolve the remaining issue(s) through continued negotiation. Promptly thereafter, they will refer the issue(s) to the IPS executive with management responsibility for the WU relationship and the executive of WU with management responsibility for the IPS relationship (collectively, the “Senior Executives”) and will each provide to the Senior Executives a written statement describing in detail their respective positions related to the issue(s) (the “Issue Statements”).

(b) Level Two. Promptly after receiving the Issue Statements, the Senior Executives will negotiate in good faith on a regular basis to resolve the issue(s) as expeditiously as feasible. If the Senior Executives are unable to resolve the issue(s) within ten (10) Business Days of receipt of such Issue Statements, either Senior Executive may state in writing to the other that they will not be able to resolve the remaining issue(s) through continued negotiation. Promptly thereafter, each Senior Executive will refer the issue(s) to a senior level executive from a separate business unit, division, subsidiary or Affiliate of their respective Party (the “Distant Executive”) and each Party’s respective management team will prepare any revisions to their respective Issue Statements. The Issue Statements, as revised, will be submitted to the Distant Executives.

(c) Level Three. Promptly after receiving the Issue Statements, the Distant Executives will negotiate in good faith on a regular basis to resolve the issue(s) as expeditiously as feasible. Thereafter, the Distant Executives will submit a joint written recommendation for any issue(s) the Distant Executives agreed upon and separate written recommendations for any issue(s) the Distant Executives disagreed upon or which remain unresolved. IPS and WU agree to be bound by such joint written recommendation. In the event, the Distant Executives are unable to resolve the dispute, then, at the request of either Party, the dispute shall be settled by binding arbitration by a single arbitrator. Such arbitration shall occur in Denver, Colorado, and shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(d) Continuity of WU Services. WU acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is critical to the business and operations of IPS. Accordingly, in the event of a dispute between IPS and WU, WU shall continue to so perform its obligations under this Agreement in good faith during the resolution of such dispute unless and until this Agreement is terminated in accordance with the provisions hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

INTEGRATED PAYMENT SYSTEMS INC.

By:	/s/ Rodney J. Esch
Name:	Rodney J. Esch
Title:	President

WESTERN UNION FINANCIAL SERVICES, INC.

By:	/s/ Royal Cole
Name:	Royal Cole
Title:	Executive Vice President - Payment Services

[Schedules Intentionally Omitted]